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Exhibit 3.2.6

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
MICHAELS STORES CARD SERVICES, LLC

        This Amended and Restated Operating Agreement evidences the terms and conditions pursuant to which the Member has formed Michaels Stores Card Services, LLC, a Virginia limited liability company, organized pursuant to the Virginia Limited Liability Company Act (the "Company") and shall be dated and effective as of October 31, 2006. Capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in Article X.

ARTICLE I
Name and Place of Business

        The name of the Company is Michaels Stores Card Services, LLC. Its registered agent office is located at 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060-6802, and its registered agent is CT Corporation System. Its principal place of business is 1221 South Beltline Road, Suite 500, Coppell, Texas 75019 or such other place or places as the Member may hereafter determine.

ARTICLE II
Business, Purposes, and Term of Company

        Section 2.1    Purposes.    The purposes of the Company shall be to issue and market merchandise cards for use in the retail industry, and to provide services related to the design, manufacture and use of such merchandise cards, and to do all other things for which limited liability companies may be formed under the Act.

        Section 2.2    Term of Company.    The term of the Company commenced on the effective date of the Certificate of Organization issued by the Virginia State Corporation Commission and shall continue on a perpetual basis unless dissolved pursuant to Article VI of this Agreement.

        Section 2.3    Powers of the Company.    In addition to, but not in limitation of, the powers set forth in Section 2.1 above, the powers of the Company shall include the power:

          (a)   to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

          (b)   to acquire, by purchase, mortgage, lease, contribution of property or otherwise, and to own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

          (c)   to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with the Member or any person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Member, or any agent of the Company necessary to, in connection with, convenient to, or incidental to, the accomplishment of the purposes of the Company;

          (d)   to distribute or disburse cash or other assets to the Member;

          (e)   to lend or borrow money and to invest its funds;

          (f)    to sue and be sued;

          (g)   to appoint employees and fix their compensation;

          (h)   to indemnify any person; and

          (i)    to guarantee obligations of an affiliate or subsidiary.

ARTICLE III
Capital Contributions

        Section 3.1    Capital Contributions.    The Member has made the initial Capital Contribution described on Exhibit A attached hereto. Additional Capital Contributions shall be made from time to time as the Member shall determine.

        Section 3.2    Capital Accounts.    A Capital Account shall be maintained for the members to which shall be credited (i) each member's Capital Contributions and (ii) an allocation of all Company revenues. The Capital Account shall be debited with (i) an allocation of all costs, expenses and losses of the Company and (ii) the amount of any distributions (including return of capital) made to the members. No interest shall be paid on each member's Capital Account.

        Section 3.3    Membership Interests.    The interest of the Company shall be divided into 100 Membership Interests. The Member may admit additional members to the Company in respect of additional Capital Contributions. Each Membership Interest constitutes a "security," as such term is defined in Code of Virginia § 8.8.A-102(15), governed by Article 8 of the Uniform Commercial Code as in effect in Commonwealth of Virginia (Code of Virginia). The Company shall maintain a record of the ownership of the Membership Interests, which shall be amended from time to time to reflect transfers of the ownership of the Membership Interests. A Membership Interest shall be transferred by delivery to the Company of an instruction by the registered owner of the Membership Interest requesting registration of transfer of such Membership Interest (accompanied by a duly endorsed security certificate representing such Membership Interest or affidavit of loss thereof) and the recording of such transfer in the records of the Company.

        Section 3.4    Membership Certificates.    Each member shall be entitled to a membership certificate signed by an officer of the Company. Any or all of the signatures on the certificate may be a facsimile signature. In the event an officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before the certificate is issued, the membership certificate may be issued by the Company with the same effect as if such person were an officer of the Company at the time of its issue. In the case of the alleged theft, loss, destruction or mutilation of a membership certificate, a duplicate membership certificate may be issued in place thereof, upon such terms, including receipt of a bond sufficient to indemnify the Company against any claim on account thereof, as the Company may prescribe.

ARTICLE IV
Allocations of Profits and Distributions

        Section 4.1    Allocation of Profits and Losses.    All profits and losses of the Company shall be allocated to the Member.

        Section 4.2    Distributions.    All distributions of cash or other assets of the Company shall be made to the Member when and as determined by the Member.

ARTICLE V
Management of the Company

        Section 5.1    General.    The Member shall be responsible for the management of the Company (in such capacity, the Member is referred to herein as the "Managing Member"). The Managing Member shall have the right, power and authority to manage, direct and control all of the business and affairs of the Company, to transact business on behalf of the Company, to sign for the Company or on behalf of the Company or otherwise to bind the Company.

        Section 5.2    Powers of Managing Member.    The Managing Member shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts deemed by the Managing Member to be necessary or appropriate to effectuate the business, purposes and objectives of the Company at the expense of the Company, including but not limited to the execution of all documents or instruments in all matters necessary, desirable, convenient or incidental to the purposes of the Company. The Managing Member's management of the Company may be exercised by the Chief Executive Officer, any President or any Vice President of the Managing Member.

        Section 5.3    Delegation of Powers of Managing Member.    The Managing Member shall have full, exclusive and complete discretion, power and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to delegate the management, control, administration and operation of the business and affairs of the Company or the custody of the Company's assets for all purposes permitted under this Agreement. Such delegation shall be as provided in such documentation as the Managing Member shall determine, including, without limitation, Section 5.4 of this Agreement. Any such delegation shall not cause the Managing Member to cease to be the Managing Member.

        Section 5.4    Officers.    The Managing Member may appoint individuals as officers of the Company with such titles as it may elect, including, without limitation, the titles of President, Vice President, Treasurer and Secretary, to act on behalf of the Company with such power and authority as the Managing Member may delegate to any such persons. In furtherance of the foregoing, the officers set forth below (x) shall have and are hereby given, except as otherwise required by law, directed by the Managing Member or, in the case of each of the Vice President, Treasurer and Secretary, directed by the President, the authority and power to transact business on behalf of the Company, to sign for or on behalf of the Company or otherwise to bind the Company in the ordinary course of its business and (y) the additional authority and duties specified below.

          (a)    President.    The President of the Company shall have, subject only to the Managing Member, general and active management and supervision of the business and affairs of the Company and shall see that all orders and resolutions of the Managing Member are carried into effect. He or she shall have all powers and duties of supervision and management usually vested in the chief executive of a Company, including without limitation, the supervision and direction of all other officers of the Company and the power to appoint and discharge agents and employees.

          (b)    Vice President.    Each Vice President shall have such power and perform such duties as the Managing Member may from time to time prescribe, or as the President may from time to time delegate to him or her. In the absence or disability of the President, a Vice President designated by the Managing Member shall perform the duties and exercise the powers of the President.

          (c)    Treasurer.    The Treasurer shall have the custody of all corporate funds and securities, shall keep full and accurate accounts of receipts and disbursements of the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managing Member. He or she shall disburse the funds of the Company as may be ordered by the Managing Member, taking proper vouchers for such disbursements, shall render to the President and the Managing Member, whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Company, and shall perform such other duties as the Managing Member or the President may prescribe.

          (d)    Secretary.    The Secretary shall attend all meetings of the members and record all votes and the minutes of all proceedings in a book to be kept for that purpose. He or she shall perform such other duties as may be prescribed by the Managing Member or the President, under whose supervision he or she shall be.

        Section 5.5    Reliance by Third Parties.    Any person or entity dealing with the Company may rely on a certificate signed by the Managing Member as to:

          (a)   the identity of the Managing Member;

          (b)   the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Managing Member or are in any manner germane to the affairs of the Company;

          (c)   the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; or

          (d)   any act or failure to act by the Company or as to any other matter whatsoever involving the Company.

        Section 5.6    Actions Requiring Member Approval.    Notwithstanding any other provision of this Agreement, the written consent of all of the members shall be required to approve the following matters:

          (a)   the dissolution or winding up of the Company;

          (b)   the merger or consolidation of the Company;

          (c)   the sale, transfer contribution, exchange, mortgage, pledge, encumbrance, lease or other disposition or transfer of all or substantially all of the assets of the Company;

          (d)   the declaration of any distributions by the Company; and

          (e)   amendments to this Agreement.

ARTICLE VI
Dissolution

        The Company shall be dissolved, and shall terminate and wind up its affairs, upon the first to occur of the following:

          (a)   the determination by all of the members to dissolve the Company;

          (b)   the entry of a decree of judicial dissolution pursuant to Section 13.1-1047 of the Act; or

          (c)   the cancellation of the Company's Certificate of Organization pursuant to Section 13.1-1064 of the Act.

ARTICLE VII
Governing Law; Severability

        Section 7.1    Governing Law.    This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Virginia (without regard to principles of conflicts of laws).

        Section 7.2    Severability.    If any provision of this Agreement, or the application of the provision to any person or circumstance, shall be held invalid under applicable law, the remainder of this Agreement or the application of the provision to other persons or circumstances shall not be affected thereby. Also, if any provision of this Agreement is invalid or unenforceable under applicable law, then such provision shall be deemed inoperative to the extent that it may conflict with that law and shall be deemed modified to conform with that law. Any provision hereof that is invalid or unenforceable under applicable law shall not affect the validity and enforceability of any other provision hereof.

ARTICLE VIII
Assignment of Interests

        The members may transfer all or part of their Membership Interest in the Company.

ARTICLE IX
Winding Up and Distribution of Assets

        Section 9.1    Winding Up.    If the Company is dissolved, the Managing Member shall wind up the affairs of the Company.

        Section 9.2    Distribution of Assets.    Upon the dissolution of the Company and as part of the winding up of the Company's affairs, the Company's assets shall be distributed as provided for in the Act.

ARTICLE X
Definitions

        As used herein, the following capitalized terms shall have the indicated definitions.

        "Act" means the Virginia Limited Liability Company Act, Code of Va. § 13.1-1000 et seq., as it may be amended from time to time.

        "Agreement" means this Operating Agreement, as it may be amended from time to time.

        "Capital Account" means a separate account maintained with respect to the members pursuant to Section 3.2 of this Agreement.

        "Capital Contribution" means the contributions to the capital of the Company made by the members from time to time.

        "Certificate of Organization" means the Certificate of Organization issued by the Virginia State Corporation Commission to evidence the filing of the Company's Articles of Organization with the Commission on March 29, 2002.

        "Company" has the meaning ascribed to it in the initial paragraph of this Agreement.

        "Managing Member" has the meaning ascribed to it in Section 5.1 of this Agreement.

        "Member" means Michaels Stores, Inc.

        "Membership Interest" means the ownership interest of the members in the Company, including any and all rights, powers, benefits, duties or obligations conferred or imposed on the members under the Act or this Agreement.

        "Transfer" means a transfer, assignment, pledge or encumbrance relative to any Membership Interest in the Company.

[SIGNATURE APPEARS ON NEXT PAGE]

        IN WITNESS WHEREOF, the Member has executed and delivered this Operating Agreement the day and year first above written.

MICHAELS STORES, INC.
By:	/s/ JEFFREY N. BOYER Jeffrey N. Boyer President and Chief Financial Officer

EXHIBIT A

INITIAL CAPITAL CONTRIBUTION

1.
US $1,000 in immediately available funds.

2.
ISD Stored Value electronic payment processing software developed by Integrated Systems Development.

3.
1,000,000 units of card stock—Store Credit Cards.

4.
1,000,000 units of card stock—Shopping Cards.

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AMENDED AND RESTATED OPERATING AGREEMENT OF MICHAELS STORES CARD SERVICES, LLC
ARTICLE I Name and Place of Business
ARTICLE II Business, Purposes, and Term of Company
ARTICLE III Capital Contributions
ARTICLE IV Allocations of Profits and Distributions
ARTICLE V Management of the Company
ARTICLE VI Dissolution
ARTICLE VII Governing Law; Severability
ARTICLE VIII Assignment of Interests
ARTICLE IX Winding Up and Distribution of Assets
ARTICLE X Definitions
EXHIBIT A
INITIAL CAPITAL CONTRIBUTION